Exhibit 10.1

BAIN CAPITAL RISE EDUCATION II CAYMAN LIMITED

(the “Company”)

2016 Equity Incentive Plan

(For P.R.C. Citizen)

1.	PURPOSE AND TERM OFPLAN. The purpose of this Plan is to provide incentives and rewards to attract, retain and motivate eligible senior executives and key employees of the Company and its Subsidiaries, whose present and potential contributions are important to the success of the Company, by offering such executives and employees an opportunity to participate in the Company’s future performance through awards of certain stock options.

Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the Effective Date or, if earlier, the date of shareholder approval.

2.	DEFINITIONS. As used in this Plan and the Option Agreement, the following terms will have the following meanings ascribed to them:

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands or Hong Kong, or the People’s Republic of China.

“Cash Proceeds” means all sales proceeds, distributions and dividends in respect of the Ordinary Shares in cash and shall exclude, for the avoidance of doubt, any director fees, management fee, transaction fee or other consideration, if any, paid in relation to the Company.

“Cause” means, in the context of Termination of a Participant, where any of the following have arisen with respect to such Participant: (a) any willful, material violation by the Participant of any law or regulation applicable to the business of the Company or a Subsidiary of the Company, the Participant’s conviction for, or guilty plea to, a felony (being a crime punishable by imprisonment of one year or more under applicable law) or a crime involving moral turpitude, or any willful perpetration by the Participant of a common law fraud, (b) the Participant’s commission of an act of personal dishonesty which involves personal profit in connection with the Company, any of its Subsidiaries or any other entity having a business relationship with the Company or any of its Subsidiaries, (c) any material breach by the Participant of any provision of any agreement or understanding between the Company or any Subsidiary of the Company and the Participant regarding the terms of the Participant’s service as an employee to the Company or a Subsidiary of the Company, including without limitation, the willful and continued failure or refusal of the Participant to perform the material duties required of such Participant as a senior executive officer or key employee (as the case may be) of the Company or a Subsidiary of the Company (other than as a result of having a Disability), or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company or a Subsidiary of the Company and the Participant, (d) the Participant’s disregard of the policies of the Company or any Subsidiary of the Company so as to cause loss, damage or injury to the property, reputation or employees of the Company or a Subsidiary of the Company, or (e) any other misconduct by the Participant which is injurious to the financial condition or business reputation of, or is otherwise injurious to, the Company or a Subsidiary of the Company or the Investor.

“Change of Control” means the change of the controlling party in the event of any of the following (as determined by the Compensation Committee acting reasonably): (a) a merger or consolidation after which the Investor (x) ceases to own at least a majority of the outstanding shares of capital stock (regardless of class) of the Company and (y) does not otherwise have Control of the Company, (b) the sale of all or substantially all of the assets of the Company in one transaction or series of related transactions followed by the liquidation of the Company, or (c) a sale or issuance of shares (excluding an IPO) following which the Investor (x) ceases to own at least a majority of the outstanding shares of capital stock (regardless of class) of the Company and (y) does not otherwise have Control of the Company.

“Compensation Committee” means the Compensation Committee created and appointed by the Board to administer this Plan, or if no Compensation Committee is created and appointed, the Board.

“Company” means Bain Capital Rise Education II Cayman Limited, a Cayman Islands company, or any successor of the Company.

“Confidential Information” means any information concerning the Company, any of its subsidiaries, the Investor and any affiliate of any of the foregoing, including, but not limited to, information relating to the financial condition, business, operations or prospects of any such Persons in the possession of or furnished to any Participant (including the Plan and all documentation related thereto); provided that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Participant in violation of an obligation of confidentiality, or (ii) is or was available to such Participant on a non-confidential basis.

“Control” means, in respect of any Person, the possession of, or the entitlement to currently possess, whether held directly or indirectly, the power to manage or direct the management of such Person, or to appoint the managing and governing bodies of such Person, or a majority of the members thereof, whether through the ownership of voting securities, by contract or other written instrument (which may include a shareholders agreement, side letter or similar arrangement) or otherwise (and for the avoidance of doubt, a limited partnership shall be deemed to be Controlled by its general partner and/or by such other Person or Persons to whom such Control may have been granted or whom the limited partnership may have appointed to carry out those functions ordinarily associated with the rights and obligations of the general partner).

“Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Compensation Committee.

“Effective Date” means [INSERT DATE OF ADOPTION OF THE PLAN] 2014.

“Exercise Price” means the price at which a holder of an Option may purchase the Ordinary Shares issuable upon exercise of the Option, as specified by this Plan and the respective Option Agreement.

“Expiration Date” means the tenth (10th) anniversary of the Effective Date or, if earlier, upon Termination (subject to extension in furtherance of Section 4.1(k)), death or Disability of the Participant, or any other date determined by the Compensation Committee.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Ordinary Shares determined as follows: (i) if the Ordinary Shares are then listed on a national stock exchange, the average closing sales price per share on the exchange for the last preceding ten (10) days on which there was a sale of Ordinary Shares on such exchange, as determined by the Compensation Committee; (ii) if Ordinary Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Ordinary Shares in such over-the-counter market for the last ten (10) preceding days on which there was a sale of such Ordinary Shares in such market, as determined by the Compensation Committee; or (iii) if the Ordinary Shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Compensation Committee in its discretion may in good faith determine; provided that, where the Ordinary Shares are so listed or traded, the Compensation Committee may make discretionary determinations where the Ordinary Shares have not been traded for 10 consecutive trading days immediately before such date.

“Hong Kong” shall mean Hong Kong Special Administration Region of the People’s Republic of China.

“Investor” means Bain Capital Rise Education IV Cayman Ltd., its affiliates and the funds and other entities controlled, managed or advised by any of the foregoing (other than the Company and its Subsidiaries).

“IPO” means a sale pursuant to an initial public offering of the Ordinary Shares of the Company in an internationally recognized stock exchange or market pursuant to an effective registration statement filed under the applicable securities law.

“MoM” means, on any date, (1) all Cash Proceeds received by the Investor after the initial investment in the Company, divided by (2) the aggregate investment amount paid by the Investor for the Ordinary Shares initially acquired by the Investor plus the aggregate value (as determined by the Board) of all cash and other investments thereafter made by the Investor in the Company and its Subsidiaries from time to time.

“Option” means an award of an option to purchase Ordinary Shares pursuant to Section 5 hereof.

“Option Agreement” means, with respect to each Option, the signed written agreement (including the exhibits thereto) between the Company and the Participant setting forth the terms and conditions of the Option.

“Ordinary Shares” means the Company’s ordinary shares, US$0.01 par value per share, and any successor security.

“Participant” means a person who receives an Option under this Plan.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business or non-profit entity and a governmental entity or any department, agency or political subdivision thereof.

“Plan” means the Company’s 2014 Equity Incentive Plan set out in this document, as amended from time to time pursuant to its terms.

“Regulatory Extension” means, with respect to any time period and applicable transaction, an extension of such time period until such time as any requisite or material regulatory, governmental or contractual approval (from a third party that is not a party to such applicable transaction), required in connection with such transaction is obtained, so long as the applicable parties are undertaking reasonable efforts to obtain such approval and such approval may reasonably be expected to be obtained.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of partnership or other similar ownership interests thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person or a combination thereof or (B) such Person is a general partner, managing member of managing director of such partnership, limited liability company, or other business entity.

“Solvent Reorganization” means any solvent reorganization of the Company, including by recapitalization, transfer or sale of Ordinary Shares or assets, or contribution of assets and/or liabilities, or any liquidation, exchange of securities, migration of entity, formation of new entity, or any other transaction or group of related transactions, in which: (i) all holders of the same class of securities of the Company (including Options and Ordinary Shares) are offered the same consideration in respect of such securities; (ii) each such holder’s pro rata (direct and indirect) economic interest in the business of the Company and its Subsidiaries (relative to all other holders, directly or indirectly, of Options and Ordinary Shares) are preserved; and (iii) the economic rights of each Participant in the Plan are preserved in all material respects.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant that such Participant has for any reason ceased to provide services as an executive officer or an employee to the Company or a Subsidiary of the Company. A Participant will not be deemed to have ceased to provide services in the case of sick leave, military leave or any other leave of absence approved by the Compensation Committee in writing, provided that such leave is for a period of not more than 90 days (a) unless reinstatement (or, in the case of an employee with an ISO, reemployment) upon the expiration of such leave is guaranteed by contract or statute, or (b) unless provided otherwise pursuant to formal policy adopted from time to time by the Company’s Board and issued and promulgated in writing. In the case of any Participant on sick leave, military leave or an approved leave of absence, the Compensation Committee may make such provisions respecting suspension of vesting of the Options while on leave from the Company or a Subsidiary of the Company as it may deem appropriate, except that in no event may an Option be exercised after the respective Expiration Date. The Compensation Committee will have sole discretion to determine whether a Participant has ceased to provide services. The date on which notice is delivered (by the Participant or the Company or a Subsidiary of the Company) of such cessation of services shall be the effective date of such termination for determining such Participant’s rights in relation to the Plan (the “Termination Date”).

3.	SHARES SUBJECT TO THE PLAN.

3.1    Number of Ordinary Shares Available. Subject to Section 3.2, one Ordinary Share will be reserved and available for grant and issuance with respect to each Option pursuant to this Plan (collectively, the “Option Shares”). Subject to Section 3.2 hereof, Option Shares reserved for issuance in relation to this Plan will be available for issuance in connection with the exercise of any Option under this Plan, including to the extent such Option Shares: (a) are issued pursuant to an Option exercised hereunder but the Ordinary Shares are forfeited or repurchased by the Company; or (b) are subject to an Option that otherwise terminates without Option Shares being issued. At all times the Company will reserve and keep available a sufficient number of Option Shares as will be required to satisfy the requirements of all Options granted and outstanding under this Plan.

3.2    Adjustment of the Option Shares. In the event that the number of the Company’s outstanding Ordinary Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification or similar change in the capital structure of the Company without consideration (a “Capitalization Event”), then, with respect to each Option outstanding prior to such Capitalization Event, (a) the number of Ordinary Shares reserved for issuance under this Plan, and (b) the Exercise Prices and number of Ordinary Shares subject to each outstanding Option will be proportionately adjusted as determined by the Compensation Committee such that the Fair Market Value of the Option Shares subject to each Option following such Capitalization Event equals the Fair Market Value of the Option Shares subject to each Option immediately preceding such Capitalization Event, provided that the holder of such Option takes all such actions as are required by the Board or the shareholders of the Company and complies with applicable securities laws, the Plan and the Option Agreement; provided further, however, that fractions of an Ordinary Share will not be issued but will be rounded down to the nearest whole Ordinary Share; and provided, finally, that the Exercise Price of any Option may not be decreased below the par value of the Ordinary Shares subject to such Option.

4.	ADMINISTRATION.

4.1    Compensation Committee Authority. This Plan will be administered by the Compensation Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Compensation Committee will have full power to implement and carry out this Plan. Without limitation, the Compensation Committee will have the authority to:

(a)	construe and interpret this Plan, any Option Agreement and any other agreement or document executed pursuant to this Plan;

(b)	prescribe, amend and rescind rules and regulations relating to this Plan;

(c)	approve persons to receive each Option;

(d)	determine the form and terms of each Option;

(e)	determine the number of Ordinary Shares or other consideration subject to each Option;

(f)	determine whether each Option will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Options under this Plan or awards under any other incentive or compensation plan of the Company or any Subsidiary of the Company;

(g)	grant waivers of any conditions of this Plan or any Option;

(h)	determine the terms of vesting, exercisability and payment of each Option;

(i)	correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Option, or any Option Agreement;

(j)	determine whether an Option has been earned;

(k)	extend the vesting period beyond a Participant’s Termination Date; and

(l)	make all other determinations for the administration of this Plan.

4.2    Compensation Committee Discretion. Unless in contravention of any express terms of this Plan or Option, any determination required in relation to the Plan, the Option Agreement, an Option or an Option Share shall be made by the Compensation Committee in its sole discretion either (a) at the time of grant of the Option, or (b) at any later time. Any such determination will be final and binding on the Company and on all persons having an interest in any Option under this Plan or Option Share. The Compensation Committee may delegate to one or more officers of the Company the authority to grant an Option under this Plan, provided that such officer or officers are members of the Board.

5.	OPTIONS. The Compensation Committee may grant one or more Options to eligible persons and will determine the number of Ordinary Shares subject to the Options, the Exercise Price of the Options, the period during which the Options may be exercised, and all other terms and conditions of the Options, subject to the following:

5.1    Form of Option Grant. Each Option granted under this Plan will be evidenced by an Option Agreement (which may relate to one or more Options granted) substantially in form and substance as attached hereto as Exhibit A, or in such other form and contain such provisions (which need not be the same for each Participant) as the Compensation Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

5.2    Date of Grant. The date of grant of an Option will be the date upon which the Compensation Committee makes the determination to grant such Option, unless a later date is otherwise specified by the Compensation Committee. The Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3    Vesting. Each Option, to the extent that there has been no Termination of the respective Participant’s employment for Cause and the Option has not otherwise lapsed, expired, terminated or been forfeited, shall be vested and accelerated according to the terms and conditions set forth in the Option Agreement, as determined by the Compensation Committee at the time of grant, and shall otherwise not be vested. All Options held by a Participant which are otherwise not vested on such Participant’s Termination Date shall automatically lapse, without any compensation or other obligation to such Participant, and shall have no further force and effect. Notwithstanding the Vesting Schedules attached to the respective Option Agreement or the nature of the vesting applicable to an Option, the Compensation Committee also may provide for Options to be vested at one time or from time to time, periodically or otherwise, in such number of Options or percentage of Options as the Compensation Committee determines at any time.

5.4    Exercise of Option.

(a)	Generally. Each Option (notwithstanding the nature of the vesting applicable thereto), once vested in accordance with the Plan and the Option Agreement, can be exercised only in the following circumstances:

(1)	Change of Control. In the event of a Change of Control, each vested Option (including each Option which would be vested upon completion of such Change of Control) shall become exercisable immediately before the transaction giving rise to such Change of Control completes. All Options (vested and unvested) which are not validly exercised by the date specified by the Board (the “Change of Control Exercise Date”) shall automatically lapse upon Completion of such Change of Control, without any compensation or other obligation to such Participant, and shall have no further force and effect, provided that the Company gives the respective Participant holding such vested Option at least five (5) Business Days advance written notice prior to the Change of Control Exercise Date regarding such Change of Control.

Notwithstanding anything to the contrary, the exercise of each vested Option in relation to a Change of Control shall be conditioned on completion of such Change of Control, and in the event the Board determines that the respective Change of Control has been cancelled, terminated or will not otherwise complete for any reason, all Options otherwise exercised in relation thereto shall remain outstanding, unexercised and subject to the rights and obligations of the Plan and the Option Agreement (including the right to be exercised upon a subsequent Change of Control or IPO), the respective Option Exercise Agreement shall automatically lapse and lose force and effect, and the Company shall promptly refund to each respective Participant the aggregate Exercise Price paid by such Participant in relation to such Options subject to exercise.

(2)	IPO. In the event of an IPO, each such vested Option shall become exercisable upon such IPO. Following an IPO, vested Options (including Options which thereafter become vested for the first time) shall remain exercisable (subject to the remainder of this Plan, including expiration in accordance with Section 5.5).

(b)	Exercise at Other Times. The Compensation Committee also may provide for Options to be exercisable at one time or from time to time, periodically or otherwise, in such number of Options or percentage of Options as the Compensation Committee determines at any time.

(c)	Limitations on Exercise. The Compensation Committee may specify a reasonable minimum number of Ordinary Shares that may be purchased on any exercise of Options; provided that such minimum number will not prevent Participant from exercising all of the then fully vested and exercisable Options held by such Participant.

(d)	Exercise Price. The Exercise Price of an Option will be determined by the Compensation Committee when the Option is granted. For the avoidance of doubt, the Exercise Price of [see Option Agreement] Options to be granted hereunder in 2014 (the “2014 Batch”) by the Board will be USD[see Option Agreement], equal to the purchase price per ordinary share paid by the Investor in its initial investment in the Company.

(e)	Method of Exercise. Each Option may be exercised only by delivery to the Company of a written stock option exercise agreement in a form approved by the Compensation Committee (“Option Exercise Agreement”), which needs not be the same for each Participant. The Option Exercise Agreement will state (a) the number of Ordinary Shares being purchased (not to exceed the number of Ordinary Shares associated with the Options then vested and exercisable by the respective Participant, as determined by the Compensation Committee), (b) the restrictions imposed on the Ordinary Shares purchased under such Option Exercise Agreement, if any in addition to those set out in this Plan, and (c) such representations and agreements regarding the Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws. The Participant shall execute and deliver to the Company the Option Exercise Agreement together with payment in full of the Exercise Price, and any applicable taxes, for the number of Ordinary Shares being purchased. An election to exercise an Option shall be effective and validly made by a Participant at the moment that a binding Option Exercise Agreement (with no further conditions to be satisfied by the respective Participant) is delivered by the respective Participant to the Board in accordance with the terms of this Plan and such Option Exercise Agreement.

5.5    Termination; Expiration Date; Effect of Lapse. Subject to earlier buy-out pursuant to Section 13, notwithstanding the exercise periods set forth in the Option Agreement, exercise of an Option, unless otherwise determined by the Compensation Committee, will always be subject to the terms and conditions of the Option Agreement, provided that each Option (whether vested or unvested) shall automatically lapse on the Expiration Date, without any compensation or other obligation to such Participant, and have no further force and effect. The lapsing, termination or forfeiture of any Option shall in no way limit the obligations of the respective Participant pursuant to the Plan and the Option Agreement, including in relation to any other Options or Option Shares then held by such Participant.

5.6    Modification, Extension or Renewal. The Compensation Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefore, and each Participant will cooperate in taking all actions which the Compensation Committee reasonably requires in relation to such substitution; provided that any such action may not impair any of a Participant’s rights under any Option previously granted, without the written consent of such Participant or the written consent of Participants then holding a majority of the outstanding Options or as otherwise contemplated by the Plan. The Compensation Committee may reduce the Exercise Price of each outstanding Option without the consent of Participants by a written notice to them; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 5.4(d) hereof for each Option granted on the date the action is taken to reduce the Exercise Price; provided further, that the Exercise Price will not be reduced below the par value of the respective Ordinary Shares, if any.

6.	PAYMENT FOR SHARE PURCHASES. Payment of the Exercise Price for Option Shares purchased pursuant to this Plan may be made in cash (by check) or, with the consent of the Company, by waiver of compensation due or accrued to the Participant from the Company for services rendered, or the combination of the foregoing. The Compensation Committee may, in its sole discretion, to the extent permitted by law, elect to assist the Participant in paying for Option Shares purchased under this Plan by authorizing a guarantee by the Company of a third-party loan to the Participant. Furthermore, the Compensation Committee may, in its sole discretion, allow a Participant to satisfy part or all of the Exercise Price payable upon exercise of one or more Options held by such Participant by allowing such Participant to waive its rights to a number of vested and exercisable Options in respect of which the related Option Shares have a Fair Market Value (reduced by the respective Exercise Price applicable to the Options so waived) equal to part or all of the Exercise Price otherwise payable by such Participant.

7.	WITHHOLDING TAXES.

7.1    Withholding Generally. Whenever Ordinary Shares are to be issued in satisfaction of Option granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy withholding tax requirements in any applicable jurisdiction prior to the delivery of any certificate or certificates for such Ordinary Shares. Whenever, under this Plan, payments in satisfaction of Option are to be made in cash by the Company, such payment will be net of an amount sufficient to satisfy all applicable withholding tax requirements.

7.2    Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Option that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Compensation Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Ordinary Shares to be issued that minimum number of Ordinary Shares having a Fair Market Value (after reduction for the respective Exercise Price, if not already then paid by the Participant) equal to the minimum amount of tax required to be withheld, determined on the date that the amount of tax to be withheld is to be determined; but in no event will the Company withhold Ordinary Shares if such withholding would result in adverse accounting consequences to the Company. All elections by a Participant to have Ordinary Shares withheld for this purpose will be made in accordance with the requirements established by the Compensation Committee for such elections and be in writing in a form acceptable to the Compensation Committee.

8.	PRIVILEGES OF STOCK OWNERSHIP.

No Participant will have any of the rights of a shareholder with respect to any Option Shares until the Option Shares are issued to the Participant upon exercise of an Option in accordance with the Plan and the Option Agreement. After Option Shares are so issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Option Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Option Shares, subject to the remainder of this Plan and the Option Agreement.

9.	TRANSFERABILITY. Except as permitted by the Compensation Committee, any Option granted under this Plan, and any interest therein, will not be transferable or assignable by the Participant, other than by will or by the laws of descent and distribution. During the lifetime of the Participant, an Option will be exercisable only by the Participant or Participant’s legal representative and any elections with respect to an Option may be made only by the Participant or Participant’s legal representative.

10.	RESTRICTIONS ON SHARES.

10.1    Prohibition on Transfer. The Participant shall not transfer, sell, assign, grant a lien or security interest in, pledge, hypothecate, encumber or otherwise dispose of any of its Option Shares (or any interest therein) directly or indirectly to any Person (a “Transfer”) without the prior written consent of the Board, except pursuant to a Transfer in accordance with Section 10.2 (Transfer Following IPO), Section 10.3 (Solvent Reorganization), Section 10.4 (Right of Repurchase on Termination), or Section 10.5 (Forfeiture of Options and Repurchase of Option Shares upon Breach of Non-Compete Obligations). Any Transfer or attempted Transfer in violation of this Section 10.1 shall be null and void ab initio, and disregarded by the Company, and the Company shall not give any effect to such purported Transfer or record such purported Transfer on its security registers or treat any purported transferee of such Option Shares as the owner of such Option Shares for any purpose hereunder or otherwise.

10.2    Transfer Following IPO. In the event of an IPO, a Participant holding Option Shares shall be entitled to thereafter transfer a number of Option Shares on the respective stock exchange or market, provided the Participant agrees that, upon request of the Company or the underwriters managing any public offering of the Company’s securities, the Participant will not sell or otherwise dispose of any Option Shares without the prior written consent of the Company or such underwriters, as the case may be, for such period of time after the effective date of such registration requested by such managing underwriters and subject to all restrictions as the Company or the underwriters may specify.

10.3    Solvent Reorganization. The Board shall have the right to cause a Solvent Reorganization at any time for any reason. In the event Ordinary Shares are exchanged or converted or new securities are issued in a Solvent Reorganization, the definitions and other provisions of this Plan, the Option Agreement and the Option Exercise Agreement shall be automatically amended to reflect such exchange, conversion or issuance, as determined in the discretion of the Board, acting in good faith, with notice of any such amendments provided to Participants in accordance with Section 19 (Notices).

10.4    Right of Repurchase on Termination. The Company shall have the right (but not the obligation), which right shall be freely assignable by the Company, (the “Call Right”) to repurchase all or any portion of the Ordinary Shares then held by a Participant for cash (or, at the Company’s discretion, cancellation of purchase money indebtedness owed to the Company by the Participant) in the amount specified below (the “Call Price”) following such Participant’s Termination, which right may be exercised at any time within 180 days after the later of (i) the Participant’s Termination Date, and (ii) the date the Participant purchases such Ordinary Shares under the Plan (the later of such dates, the “Call Reference Date”). The Call Price with respect to each Ordinary Share subject to an exercise of the Call Right (“Called Shares”) shall be (x) in the event of resignation (in the absence of Cause) or termination without Cause, the Fair Market Value of each such Ordinary Share on the respective Call Reference Date, and (y) otherwise, the cost (Exercise Price) of the Called Shares (in either case, the “Call Price”). Each holder of a Called Share shall provide customary representations and warranties with respect to each Called Share as the Board requires in its sole discretion. However, the failure of a holder of one or more Called Shares to comply with its obligations shall in no way delay the completion of such transfer of each such Called Share, which shall be recorded in the applicable Company security registers at the moment that the Company makes available to the respective Participant the applicable Call Price (including where such amount is recorded in the Company’s accounting records as reserved for such purpose).

10.5    Forfeiture of Options and Repurchase of Option Shares upon Breach of Non-Compete Obligations. If following Termination (with or without a Cause) (including resignation), a Participant breaches his or her non-compete and/or confidentiality and/or non-solicitation commitment towards the Company or its Subsidiaries under the respective employment contract or service agreement (a “Breach”), then upon such Breach, (a) all vested and unexercised Options, to the extent they have not been terminated, forfeited or lapsed, shall be forfeited, shall automatically lapse (without any compensation or other obligation to such Participant) and shall have no further force and effect; (b) all Option Shares issued pursuant to the Options exercised hereunder and held by such Participant shall be subject to the Company’s right to repurchase, if not already repurchased by the Company, within 180 days of such Breach being notified by the Company (or, if adjudication is rendered thereon, within such period from the date of breach to 180 days after the adjudication) for consideration equal to cost (Exercise Price) of such Option Shares. The Participant shall provide customary representations and warranties with respect to such Option Shares and shall take all actions and provide all assistances necessary for transferring such Called Shares to the Company as the Board requires in its sole discretion. However, the failure of the Participant to comply with its obligations shall in no way delay the completion of such transfer of each such Option Shares, which shall be recorded in the applicable Company security registers at the moment that the Company makes available to the respective Participant the applicable repurchase price (including where such amount is recorded in the Company’s accounting records as reserved for such purpose).

10.6    Right of First Refusal. At the discretion of the Compensation Committee, the Company may reserve to itself and/or its assignee(s) in the Option Agreement a right of first refusal to purchase all Ordinary Shares that a Participant (or a subsequent transferee) may propose to transfer to a third party.

10.7    Facilitation. Each holder of one or more Options, and each holder of one or more Option Shares, shall take such actions as the Board, acting in good faith, requires to consummate and make effective, in the most expeditious manner practicable, all actions in furtherance of a Solvent Reorganization or otherwise a Change of Control or IPO (as the case may be), all with a view to obtaining the best terms in such transaction. Without limiting the generality of the foregoing, each Participant hereby waives, and undertakes to take any action necessary in the future to waive, any dissenter’s rights, appraisal rights or similar rights in connection with any Solvent Reorganization, Change of Control or IPO. For so long as the restrictions set forth in Section 10 apply, the Participant shall irrevocably authorise the Company or such agent to date and complete all outstanding details on such instruments of transfer or forms in furtherance of the restrictions set forth in Section 10.

11.	CERTIFICATES. All certificates for Ordinary Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Compensation Committee may deem necessary or advisable, including restrictions under any applicable securities law, or any rules, regulations and other requirements of any stock exchange or automated quotation system upon which the Ordinary Shares may be listed or quoted.

12.	ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Option Shares set forth in Section 10 hereof, the Compensation Committee may require the Participant to deposit all certificates representing Option Shares, together with stock powers or other instruments of transfer approved by the Compensation Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated. The Compensation Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. In connection with any pledge of the Option Shares in furtherance of the restrictions set forth in Section 10 hereof, Participant will be required to execute and deliver a written pledge agreement in such form as the Compensation Committee will from time to time approve.

13.	Exchange And Buyout Of Vested Options; Termination Of Unvested Options. The Company may, at any time or from time to time at its sole election, buy from a Participant one or more Options previously granted which has become vested (the “Vested Option Call”) with payment (x) in cash equal to the then determined Fair Market Value of the Option Shares into which each such vested Option is exercisable (or would otherwise be exercisable if such exercise is not then allowed by the Plan), less the respective Exercise Price payable in relation thereto, or (y) such other consideration as the Compensation Committee and the Participant may agree, in each case, pursuant to a transfer agreement in form and substance (including customary representations and warranties by the transferor of such Options) determined by the Compensation Committee; or the Compensation Committee may authorize the Company, with the consent of the respective Participant, to issue new Options in exchange for the surrender and cancellation of any or all outstanding Options. Each Option subject to the Vested Option Call shall be recorded as transferred on the later to occur of (i) the Company providing the respective Participant with written notice of such transfer, and (ii) the moment that the Company makes available to the respective Participant the applicable consideration (including where such amount is recorded in the Company’s accounting records as reserved for such purpose). Notwithstanding anything to the contrary in this Plan, the Compensation Committee may at any time terminate (without any compensation or other obligation to a Participant) one or more Options which are then unvested, including such Options which the Compensation Committee determines are permanently unvested pursuant to the terms of the applicable Option Agreement, which Options so Terminated shall have no further force and effect, provided that the Board and the Company will make commercially reasonable efforts to ensure that any incentive plan proposed to replace this Plan makes available to Participants aggregate economic consideration which is no less favourable (on a gross pre-tax basis) than available under this Plan.

14.	SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.

14.1    Compliance Required. An Option will not be effective unless such Option is in compliance with all applicable securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Ordinary Shares may then be listed or quoted, as they are in effect on the date of grant of the Option and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver Ordinary Shares (or certificates in respect thereof) under this Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, (b) compliance with any exemption, completion of any registration or other qualification of such Ordinary Shares under any law or ruling of any applicable governmental body that the Company determines to be necessary or advisable, and (c) full compliance with the Plan and the Option Agreement by the respective holder of such Ordinary Shares (or holder of the Option exercised in relation thereto, as the case may be). The Company will be under no obligation to register the Ordinary Shares with or to effect compliance with the exemption, registration, qualification or listing requirements of any applicable securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

14.2    No Delay. To the extent the Board determines that any action required by or in relation to this Plan, an Option Agreement, an Option Exercise Agreement, an Option or an Option Share will not be in compliance (on the date such action is contemplated to be taken) with all applicable securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system, such required action shall not delay any other action contemplated by this Plan (including without limit a Change of Control or IPO) and the taking of such contemplated action shall be permitted notwithstanding non-compliance with the Plan, Option Agreement or Option Exercise Agreement (as the case may be), provided that the Board, in good faith, determines that commercially reasonable efforts have been made to (i) achieve compliance with the terms of the Plan, and (ii) otherwise, make available to Participants aggregate economic consideration which is no less favourable (on a gross pre-tax basis) than otherwise available had the Plan been complied with notwithstanding this sentence.

15.	NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Option granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Subsidiary of the Company or limit in any way the right of the Company or any Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without Cause.

16.	GOVERNING LAW. This Plan and all agreements hereunder shall be governed by and construed in accordance with the laws of the Cayman Islands.

17.	AMENDMENT OR TERMINATION OF PLAN. Subject to Section 5.6 hereof, the Board may at any time terminate or amend this Plan in any respect, including (without limitation) amending any provision applicable to any Option then outstanding, and amending any form of Option Agreement or other instrument in relation to this Plan .

18.	NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including without limitation the granting of stock options and other equity awards otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

19.	NOTICES. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to a Participant shall be in writing and addressed to the Participant at the address indicated therefore in the respective Option Agreement or to such other address as such Participant may designate in writing from time to time to the Company, or if no such address has been so notified, addressed to the Corporate Secretary of the Company at its principal corporate offices. All notices shall be deemed effectively given upon personal delivery or, otherwise, two Business Days after its deposit, prepaid, via any international express courier (with delivery confirmation requested).

20.	CONFIDENTIALITY. Each Participant acknowledges that neither its participation in the Plan nor the holding of Options or Option Shares provides such Participant with any right to receive information. Nevertheless, each Participant acknowledges that it may receive Confidential Information as a result of such Participant’s participation in the Plan, or holding of Options or Options Shares and therefore agrees that it will not, during or after the term of this Plan, take commercial or proprietary advantage of or profit from any Confidential Information nor disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to such Participant’s auditors, attorneys or other agents, in each case, to the extent bound by obligations of confidentiality no less onerous than those set forth in this Plan; or (ii) to the extent required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation (provided that each Participant required to make such disclosure shall, to the extent permitted by law, provide to Board prompt written notice in advance of any such disclosure and comply with the Board’s requests to obtain a protective order in relation to such disclosure).

[SUBJECT TO TAX AND LOCAL COUNSEL REVIEW]

EXHIBIT A

OPTION AGREEMENT

15